Exhibit 99.1
THORATEC ANNOUNCES APPOINTMENT OF ELISHA FINNEY TO BOARD OF DIRECTORS; NAMES NEIL DIMICK
CHAIRMAN AND
DON HILL VICE CHAIRMAN
     (PLEASANTON, CA), June 21, 2007—Thoratec Corporation (NASDAQ: THOR), a world leader in products to treat cardiovascular disease, today announced the appointment of healthcare executive Elisha W. Finney to its board of directors.
     The company also said that Neil F. Dimick, currently the chairman of the company’s audit committee, has been elected chairman of the board. J. Donald Hill, M.D., the current chairman, has been named vice chairman of the board.
     Finney, who will join the board’s audit committee, is senior vice president and chief financial officer of Varian Medical Systems, a leading manufacturer of medical devices and software for treating cancer. She joined Varian Medical in 1988 as a risk manager and was named corporate treasurer in 1998. She was named vice president, finance and chief financial officer in 1999, and promoted to senior vice president in 2005. Before that, she held risk management positions with the Fox Group and Beatrice Foods. She holds a B.A. degree in risk management and insurance from the University of Georgia’s Terry College of Business, and an M.B.A. from Golden Gate University.
     “We are fortunate to have someone with Elisha’s extensive medical technology and financial management experience joining our board. She has played a major role in the growth of Varian Medical, and brings a strong depth of knowledge in finance as well as regulatory affairs,” said Gary F. Burbach, president and chief executive officer of Thoratec. “We look forward to her counsel as we further our HeartMate II® program and other growth strategies.”
     Dimick has been a director of Thoratec since 2003. He was executive vice president and chief financial officer of AmerisourceBergen Company, and senior executive vice president, chief financial officer and director of Bergen Brunswig Corporation. He currently serves on the boards of directors of several companies, including Alliance Imaging, Inc., Mylan Laboratories, Inc., and WebMD Corporation.
     Dr. Hill has been a director of the company since its inception in 1976 and was named chairman in January 1995. A practicing cardiovascular surgeon, he is the Surgical Director of the Congestive Heart Failure Program at the University of California, San Francisco.

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Corporate Headquarters
Thoratec Corporation 6035 Stoneridge Drive, Pleasanton, CA 94588 Tel 925-847-8600 Fax 925-847-8574
ww.thoratec.com

Burlington Office 23 Fourth Avenue, Burlington, MA 01803 Tel 781-272-0139 Fax 781-852-8390	Rancho Cordova Office 2945 Kilgore Road, Rancho Cordova, CA 95670 Tel 916-852-2833 Fax 916-638-3216

Thoratec Announces Appointment of Elisha Finney to Board of Directors;
Names Neil Dimick Chairman and Don Hill Vice Chairman
     “Over the past four years, Neil has made many significant contributions to our company as a director and head of our audit committee. He brings a vast range of medical industry, financial, and public company experience that will be of great value as we continue to grow Thoratec’s presence in the cardiovascular market. At the same time, I want to acknowledge the important role that Don has played in his more than three decades as a founder and director of the company. His guidance and direction have been extremely critical as Thoratec has evolved from a startup to become the leader in the cardiac assist device sector and I look forward to his continued leadership on the board,” Burbach added.
     Thoratec Corporation is a world leader in hemodynamic restoration therapy—developing products to treat cardiovascular disease. The company’s product line includes the Thoratec® VAD (Ventricular Assist Device) and HeartMate LVAS (Left Ventricular Assist System) with more than 11,000 devices implanted in patients suffering from heart failure. Additionally, its International Technidyne Corporation (ITC) division supplies blood testing and skin incision products. Thoratec is headquartered in Pleasanton, California. For more information, visit the company’s web sites at http://www.thoratec.com or http://www.itcmed.com.
     Some of the preceding paragraphs, particularly but not exclusively those addressing the company’s HeartMate II program, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the words, “expects,” “continues,” “projects,” “hopes,” “believes,” “could,” and other similar words. Actual results, events or performance could differ materially from these forward-looking statements base on a variety of factors, many of which are beyond Thoratec’s control. Therefore, readers are cautioned not to put undue reliance on these statements. Investors are cautioned that all such statements involve risk and uncertainties, including risks related to the results of, enrollment in and timing of clinical trials, including the HeartMate II, and regulatory approval processes. Forward-looking statements contained in this press release should be considered in light of these factors, and those factors discussed from time to time in Thoratec’s public reports filed with the Securities and Exchange Commission, such as those discussed under the heading, “Risk Factors,” in Thoratec’s most recent annual report on Form 10-K and quarterly report on Form 10-Q. These forward-looking statements speak only as of the date hereof. Thoratec undertakes not obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.
Contact Information:
David Smith
Executive Vice President, Chief Financial Officer
Thoratec Corporation
(925) 847-8600
or
Neal Rosen
Kalt Rosen Group/Ruder-Finn West
(415) 692-3058
Corporate Headquarters
Thoratec Corporation 6035 Stoneridge Drive, Pleasanton, CA 94588 Tel 925-847-8600 Fax 925-847-8574
ww.thoratec.com

Burlington Office 23 Fourth Avenue, Burlington, MA 01803 Tel 781-272-0139 Fax 781-852-8390	Rancho Cordova Office 2945 Kilgore Road, Rancho Cordova, CA 95670 Tel 916-852-2833 Fax 916-638-3216